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                                                                  Exhibit 99(i)

BROADWING INC. PRESS RELEASE


Investor contact:                   Media contact:
Mike Hemsath                        Thomas Osha
513.397.7788                        513.397.7316
mike.hemsath@broadwing.com          tom.osha@broadwing.com


                      BROADWING INC. ANNOUNCES PROGRESS ON
                         FIVE-POINT RESTRUCTURING PLAN

o        Increases Financing Commitments To $350 Million

o Explores Possible Sale of Broadband Unit, Expects to Record Non-Cash Asset Impairment Charge

o Initiates Discussions on Comprehensive Renegotiation of Credit Facility, Including Amending 2004 Maturities

o        Expects to Report Operational Results for 2002 In Line with Financial
         Guidance


CINCINNATI - January 13, 2003 -- Broadwing Inc. (NYSE: BRW) today announced progress against its previously announced restructuring plan. Developments include securing commitments for a total of $350 million in financing, an increase over the $200 million commitment announced last month; initiating discussions, with its agent banks, on a comprehensive amendment to the terms of its credit facility; and further exploring strategic options, including the possible sale of its broadband unit. The company also confirmed its 2002 guidance for revenue, EBITDA, and capital investment.

In October 2002, Broadwing began executing a five-point restructuring plan. The plan involves strengthening the company's financial position, maintaining the strength and stability of its Cincinnati Bell businesses, lowering the cash burn at its Broadwing Communications unit, continuing to review strategic alternatives, and reducing the company's debt balances over time.

"While there is still a lot of work ahead of us, we are actively executing our five-point restructuring plan," said Kevin Mooney, Broadwing's chief executive officer. "Many of our initiatives are at important stages of development and I expect the next several


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months to be a period of heavy activity as we work aggressively to increase the value of this company for our shareholders,"

Financing Update

The company announced that it has secured a financing commitment, arranged by Goldman, Sachs & Co., of $350 million. This represents an increase of $150 million over the $200 million in financing committed to Broadwing last month. The notes will pay cash interest of 12 percent, accrete at 4 percent, and include warrants for up to 17.5 million shares of the company's common stock. The proceeds will be primarily used to pay down bank debt.

"This $350 million of junior capital is an important component in our efforts to restructure our bank debt," said Tom Schilling, Broadwing's chief financial officer. "This financing commitment is contingent upon the successful amendment of our bank credit facility."

Possible Broadband Unit Sale

The company also announced that it has directed its financial advisors, Lehman Brothers and Banc of America Securities, to consider strategic alternatives for the company, including the possible sale of the operating assets of its broadband unit, Broadwing Communications. In accordance with SFAS 144, the company expects to record a non-cash, pre-tax asset impairment charge of approximately $2 billion for the fourth quarter 2002.

"Management is committed to creating shareholder value. We have received inquiries regarding our broadband unit and are giving them our full attention," said Mooney. "Meanwhile, our efforts to reduce Broadwing Communications cash burn are starting to produce results."

Bank Amendment Proposal

The company said it is negotiating, with its agent banks, for a comprehensive amendment to its credit facility that would, among other things, amend the 2004 maturity schedule. Once the details of the amendment are finalized, Broadwing will present a formal proposal to the bank syndicate and work toward having the amendment closed by the end


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of the first quarter of 2003. Bank syndicate approval of an amendment is necessary to enable the company to meet its 2003 liquidity requirements.

2002 Operational Performance

Departing from its normal year-end results release schedule, Broadwing will announce its fourth quarter and 2002 year-end results after it completes negotiations with its banks and has better visibility into the possible broadband unit asset sale.

The company also reiterated its previously provided guidance consisting of revenue of approximately $2.15 billion, EBITDA of approximately $640 million, and capital expenditures of approximately $190 million. Additionally the company has reduced the cash burn in its broadband business and expects to report for the fourth quarter that, on a consolidated basis, it was cash flow positive for the second consecutive quarter.

"The developments we announced today represent progress against our restructuring plan," said Mooney. "More remains to be done and we are focused on continuing to execute the steps necessary to unlock the value that we believe is inherent in this company."


                                      # # #


CONFERENCE CALL/WEBCAST

Broadwing will host a conference call discussing the progress it has made against its five- point plan on Monday, January 13, 2003 at 11:00 EST. The conference call will also be available via the Internet, both live in a listen-only mode, and afterward via replay. Broadwing's Internet address is www.broadwing.com. Once there, click on the Investor Relations tab, then the Conference Call tab and follow the instructions.


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ABOUT BROADWING
Broadwing Inc. (NYSE: BRW) is an integrated communications company comprised of Broadwing Communications and Cincinnati Bell. Broadwing Communications is an industry leader as the world's first intelligent, all-optical, switched network provider and offers businesses nationwide a competitive advantage by providing data, voice and Internet solutions that are flexible, reliable and innovative on its 18,500-mile optical network and its award-winning IP backbone. Cincinnati Bell is one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. For the second year in a row, Cincinnati Bell was ranked number one in customer satisfaction by J.D. Power and Associates for local residential telephone service and residential long distance among mainstream users. It also received the number one ranking in wireless customer satisfaction in its Cincinnati market. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Broadwing Inc. is headquartered in Cincinnati, Ohio. For more information, visit www.broadwing.com.


NOTE: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Broadwing's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, Broadwing's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including the 2001 Forms 10-K for both Broadwing Inc. and Broadwing Communications Inc.